EXHIBIT INDEX



21.  SUBSIDIARIES OF THE REGISTRANT

     1.  Park West Bank and Trust Company - Massachusetts

          1.  Lorac Leasing Corp. - Massachusetts

          2.  P W B & T, Inc. - Massachusetts

          3.  Park West Securities Corporation - Massachusetts